Exhibit 99.2

Press Release	Source: Ultra Clean Holdings, Inc.

Monday, August 3, 2009 9:00 am ET

Ultra Clean Appoints Kevin C. Eichler Chief Financial Officer

HAYWARD, Calif., August 3, 2009 /PRNewswire/ -- Ultra Clean Holdings, Inc. (Nasdaq: UCTT), a developer and supplier of critical subsystems for the semiconductor capital equipment, flat panel, solar and medical device industries is pleased to announce the appointment of Kevin (Casey) Eichler to the position of Sr. Vice President and Chief Financial Officer, effective Friday, July 31, 2009.  Mr. Eichler served on Ultra Clean’s Board of Directors since March 2004 and was most recently Ultra Clean’s Lead Director and Chairman of the Audit Committee.  In connection with this appointment, Mr. Eichler resigned from the Board and all committees effective July 30, 2009.  Ultra Clean’s Board of Directors now consists of Clarence Granger, John Chenault, Sue Billat, David ibnAle and Leonard Mezhvinsky.  Mr. Chenault will serve in the capacity of Chairman of the Audit Committee.  Linda Clements will continue to serve as VP of Finance and Chief Accounting Officer.

Eichler joins Ultra Clean as a senior executive with over 25 years of diverse experience in finance, operations and administration.  His background includes public, private and startup companies and proven success in the development and implementation of strategic, operational and restructuring plans.

Clarence Granger, Ultra Clean’s Chairman and Chief Executive Officer, remarked “we are very excited to have an executive of Casey’s caliber lead the finance team.  His strong background as a public company CFO and extensive history as a board member with Ultra Clean make him an excellent addition to our management team.  Also, we thank Linda Clements for her support as principal financial officer during the transition period prior to Casey’s appointment.”

Mr. Eichler was the Senior Vice President and Chief Financial Officer of Credence Systems from January 2008 to November 2008. Mr. Eichler was the Executive Vice President of Operations and Chief Financial Officer of MarketTools from March 2006 to December 2007. Mr. Eichler served as the Vice President and Chief Financial Officer of MIPS Technologies from June 1998 to February 2006. Prior to that, he held management positions with several technology companies including Visigenic Software, NeXT Software and Microsoft. Mr. Eichler is on the board of directors of SupportSoft, Inc. and Magma Design Automation, Inc. Mr. Eichler holds a bachelor of science degree in accounting from St. John’s University.

About Ultra Clean Holdings, Inc.

Ultra Clean Holdings, Inc. is a developer and supplier of critical subsystems for the semiconductor capital equipment, flat panel, solar and medical device industries. Ultra Clean offers its customers an integrated outsourced solution for gas delivery systems and other subassemblies, improved design-to-delivery cycle times, component neutral design and manufacturing and component testing capabilities. Ultra Clean's customers are primarily original equipment manufacturers for the semiconductor capital equipment, flat panel, solar and medical device industries. Ultra Clean is headquartered in Hayward, California. Additional information is available at www.uct.com.

Safe Harbor Statement

The foregoing information contains, or may be deemed to contain, "forward- looking statements" (as defined in the US Private Securities Litigation Reform Act of 1995) which reflect our current views with respect to future events and financial performance. We use words such as "anticipates," "believes," "plan," "expect," "future,"' "intends," "may," "will," "should," "estimates," "predicts," "potential," "continue" and similar expressions to identify these forward-looking statements. All forward-looking statements address matters that involve risks and uncertainties. These risks, uncertainties and other factors include, among others, those identified in "Risk Factors," "Management's Discussion and

Analysis of Financial Condition and Results of Operations'' and elsewhere in our annual report on Form 10-K for the year ended January 2, 2009 and quarterly report on Form 10-Q for the quarter ended April 3, 2009, filed with the Securities and Exchange Commission. Ultra Clean Holdings, Inc. undertakes no obligation to publicly update or review any forward-looking statements, whether as a result of new information future developments or otherwise.

Contact:
Ultra Clean Holdings, Inc.
Clarence Granger
CEO
510/576-4600